FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.    Name of Purchasing Portfolio: BlackRock Bond
Allocation Target Shares: Series C Portfolio (BATSC),
BlackRock Long Duration Bond Portfolio (BR-LONG)
2.     Issuer:   The TJX Companies, Inc.
3.    Date of Purchase:  4/02/2009
4.    Underwriter from whom purchased:  J.P. Morgan
Securities Inc.
5.    Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: PNC Capital Markets LLC

a.    List Members of Underwriting Syndicate:
Banc of America Securities LLC, J.P. Morgan
Securities Inc., RBS Securities Inc., Deutsche Bank
Securities Inc., BNY Mellon Capital Markets, LLC,
KeyBanc Capital Markets Inc., Scotia Capital (USA)
Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp
Investments, Inc., Wells Fargo Securities, LLC,
Fifth Third Securities, Inc., Keefe, Bruyette &
Woods, Inc., PNC Capital Markets LLC, Wedbush Morgan
Securities Inc.

6.    Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate
number of shares purchased (out of total number of
shares offered)):  (BATSC) $1,200,000 out of
$375,000,000; (BR-LONG) $650,000 out of $375,000,000
7.    Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)): $20,000,000 out of
$375,000,000
8.    Purchase price (net of fees and expenses):  $99.812
9.    Date offering commenced (if different from Date of
Purchase):
10.    Offering price at end of first day on which any sales
were made:
11.    Have the following conditions been satisfied:        YES  OR   NO
a.    The securities are part of an issue registered
under the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible
Municipal
        Securities, or are securities sold in an
Eligible Foreign
      Offering or are securities sold in an Eligible
Rule 144A
        Offering or part of an issue of government securities.    YES

    b.    The securities were purchased prior to the
        end of the first day on which any sales
        were made, at a price that was not more
        than the price paid by each other
        purchaser of securities in that offering
        or in any concurrent offering of the
        securities (except, in the case of an
        Eligible Foreign Offering, for any rights
        to purchase required by laws to be granted
        to existing security holders of the
        Issuer) or, if a rights offering, the
        securities were purchased on or before the
        fourth day preceding the day on which the
        rights offering terminated.              YES

    c.    The underwriting was a firm commitment
        underwriting.                      YES

    d.    The commission, spread or profit was
        reasonable and fair in relation to that
        being received by others for underwriting
        similar securities during the same period.   YES

    e.    In respect of any securities other than
        Eligible Municipal Securities, the issuer
        of such securities has been in continuous
        operation for not less than three years
        (including the operations of predecessors).   YES

f.    Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?                    YES


Approved by: _ Dan Chen            Date:       4/14/09___